EXHIBIT 4.53

Supplementary Agreement of Trademark License Agreement

This supplementary agreement of the Trademark License Agreement (hereinafter referred to as the “Supplementary Agreement”) is concluded and signed on October 14, 2014 by the following two parties:

Licensor: Shanda Computer (Shanghai) Co. Ltd., is a company established and exists in accordance with laws of the People’s Republic of China, with its registered domicile being Room 712-A, No. 625, Zhangjiang Road, Pudong New Area, Shanghai, China.

Licensee: Shanghai Shengzhan Networking Technology Co., Ltd. is a company established and exists in accordance with laws of the People’s Republic of China, with its registered domicile being located in Building 1, No. 690, Bibo Road, Pudong New Area, Shanghai, China.

In this Supplementary Agreement, the licensor or licensee is respectively called the “Party”, and collectively called the “Parties”.

Whereas:

(1)     The two parties signed, on July 28, 2013, the Trademark License Agreement (hereinafter referred to as the “License Agreement”). In accordance with the License Agreement, the licensor permits the licensee to use the license trademarks listed in Appendix of the License Agreement (hereinafter referred to as “Trademark”).

(2)    The parties have the intention of terminating the License Agreement, and have basically reached consistent intent.

Therefore, on the principle of mutual benefit, and through friendly consultation, and in accordance with Article 7.6 of the License Agreement, the parties hereby reach the Supplementary Agreement as follows:

1.	The parties hereby agree to terminate the License Agreement on the effective day of the Supplementary Agreement, and such termination shall immediately begin to be effective on the effective day of the Supplementary Agreement. Except otherwise agreed under the Supplementary Agreement, the parties shall no longer further enjoy the rights or bear obligations or responsibilities in accordance with the License Agreement. The relevant matters after the effectiveness termination shall be consulted by the parties for settlement.

2.	The parties confirm from the establishment of the Supplementary Agreement to the effective day, the licensee shall have the right to continue to use the trademark in accordance with the License Agreement.

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3.	The parties confirm and agree, regarding the trademark license registered and filed under the License Agreement, the parties shall notify, in writing, within one month after the Supplementary Agreement comes into force, trademark bureau and the district and county-level industrial and commercial administration organs of places where they are respectively located, the termination on the license of such registered and filed trademarks.

4.	The Supplementary Agreement includes each obligation and understanding among the parties on the subject matter of the Supplementary Agreement, integrating all consultations, talks and agreements (if there is any) among the parties before, and except as expressly stipulated or mentioned in the Supplementary Agreement, any party shall not be bound by any other statement, guarantee, covenant or other understanding.

5.	If any one or more stipulations included in the Supplementary Agreement are declared to be invalid, law-violating or unenforceable in accordance with stipulation of laws or policy, other articles of the Supplementary Agreement shall continue to keep completely effective.

6.	Except otherwise stipulated by the Supplementary Agreement, without clear written consent by other parties, any party shall not transfer to any other person any of its rights and obligations under the Supplementary Agreement.

7.	This Supplementary Agreement can be signed in two or more copies, and each copy shall be deemed as an original, and all copies together form the formal document.

8.	The Supplementary Agreement shall be established upon signature by the parties, and shall come into force on whichever is later: (i) December 31, 2016; or (ii) The 90th day after the following (A) or (B) which happens first: (A) Shanda Games Limited is no longer a listed company, or (B) Shanda Interactive Entertainment Limited no longer holds 50% or more than 50% of the voting rights in Shanda Games Limited.

9.	Where the License Agreement is inconsistent with Supplementary Agreement, the Supplementary Agreement shall prevail.

10.	Any further change of the License Agreement and the Supplementary Agreement shall all be made in writing and shall have binding force on the parties only upon company seals by the parties.

11.	All disputes among the parties arising out of the agreement or relating to the agreement shall be settled through friendly negotiation by the parties. If such settlement cannot be reached through friendly negotiations by the parties, any party can submit the case to an arbitration commission.

[The remainder of this page is intentionally left blank; please find the signature page herewith attached]

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[Signature Page]

Shanda Computer (Shanghai) Co. Ltd.

/s/ (stamp)

Shanghai Shengzhan Networking Technology Co., Ltd.

/s/ (stamp)

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